Exhibit 99.1

Genworth Financial Announces Third Quarter 2020 Results

Third Quarter Net Income Of $418 Million And Adjusted Operating Income Of $132 Million

•	Merger Agreement With China Oceanwide Holdings Group Co., Ltd (Oceanwide) Extended To November 30, 2020; Oceanwide Has Made Significant Progress On Transaction Funding

•	U.S. Mortgage Insurance (MI) Segment Adjusted Operating Income Of $141 Million Primarily Driven By Lower Levels Of New Delinquencies And Incurred But Not Reported (IBNR) Favorability

•	$26.6 Billion In New Insurance Written (NIW) Reflecting Robust Mortgage Origination Market

•	U.S. Life Insurance Segment Adjusted Operating Income Of $14 Million

•	LTC[1] Adjusted Operating Income Of $59 Million Due To Higher Claim Terminations And Lower Claim Incidence

•	Life Insurance Adjusted Operating Loss Of $69 Million Due To Unfavorable Performance In Term Life And Term Universal Life Insurance Blocks

•	Fixed Annuities Adjusted Operating Income Of $24 Million

•	Holding Company Cash And Liquid Assets Of $814 Million, Including $74 Million Restricted

•	$436 Million Dividend From U.S. MI To The Holding Company From Proceeds Of The Genworth Mortgage Holdings, Inc. (GMHI)[2] Debt Offering Of $750 Million

Richmond, VA (November 4, 2020) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended September 30, 2020. The company reported net income3 of $418 million, or $0.82 per diluted share, in the third quarter of 2020, compared with net income of $18 million, or $0.04 per diluted share, in the third quarter of 2019. The company reported adjusted operating income4 of $132 million, or $0.26 per diluted share, in the third quarter of 2020, compared with adjusted operating income of $123 million, or $0.24 per diluted share, in the third quarter of 2019.

“Genworth delivered strong operating performance in the third quarter, driven by outstanding top line and bottom line results in our U.S. mortgage insurance business,” said Tom McInerney, President and CEO of

[1]	Long term care insurance.
[2]	Genworth’s indirect wholly-owned mortgage insurance subsidiary.
[3]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[4]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Genworth. “While the economic environment remains unpredictable because of the COVID-19 pandemic, we are confident that we are taking the right steps to enhance liquidity, position our businesses to navigate continued uncertainty and maximize shareholder value. In addition to pursuing the closing of the Oceanwide transaction, we are also making progress against our strategic priorities which include addressing our near-term debt obligations, strengthening our balance sheet and executing our LTC multi-year rate action plan, which remains critical to stabilizing our U.S. life insurance businesses.”

The COVID-19 pandemic continues to evolve and impact Genworth’s businesses in a number of ways. In the current quarter, the company saw sequential improvement in unemployment trends, lower levels of new delinquencies relative to the second quarter and a robust mortgage origination market, which benefited the U.S. MI business. Mortality remained elevated relative to last year, which had a mixed impact on the LTC and life insurance businesses. While uncertainty remains high, the company is continuing to operate effectively, and its mortgage insurance businesses are maintaining strong capital positions to ensure the businesses are resilient across a wide range of scenarios.

Strategic Update

On October 1, Genworth and Oceanwide announced they agreed to extend the merger agreement deadline to not later than November 30, 2020 to provide Oceanwide with additional time to finalize the funding plan for the transaction, which was delayed due to challenges presented by the global pandemic.

On November 2, the company announced that Oceanwide has made significant progress on the Hony Capital funding and has provided satisfactory documentation to Genworth indicating that Hony Capital expects to be able to finalize the $1.8 billion financing in November, and that Oceanwide is continuing to work diligently with the goal of closing the transaction by November 30, 2020, subject to timely receipt of outstanding regulatory re-approvals, confirmations and/or clearances. Oceanwide is also gathering funds in Mainland China to provide the remaining amount required to pay for the total Genworth purchase price of $5.43 per share. In addition, Oceanwide has requested confirmation of the extension of the acceptance of filing from the Chinese National Development and Reform Commission (NDRC) with respect to the transaction.

The parties are hopeful that Oceanwide’s transaction funding will be completed in time to close the transaction by November 30, without the need for an additional extension.

“I am very pleased with Oceanwide’s excellent progress since our last update,” said Tom McInerney, President and CEO of Genworth. “They have made significant strides to finalize the financing with Hony Capital, and to update the filings required to close the transaction. Based on this progress, we are hopeful we will be able to close the transaction by November 30 and deliver the best value to our shareholders.”

LU Zhiqiang, chairman of Oceanwide, continued, “The Oceanwide team and I are working to finalize the remaining steps of the transaction process as quickly as possible. The acquisition of Genworth remains a strategically important priority for Oceanwide, and we remain committed to finalizing the funding plan for the transaction with the goal of closing the transaction by November 30.”

The transaction has now received all U.S. regulatory approvals needed to close the transaction, subject to confirmation from the Delaware Department of Insurance that the acquisition of Genworth’s Delaware-domiciled insurer may proceed under the existing approval. With respect to recent regulatory matters: the Financial Industry Regulatory Authority (FINRA) has confirmed that the transaction may close under FINRA Rule 1017(c) prior to receiving its final approval; the government-sponsored enterprises (GSEs) recently re-approved the transaction, subject to certain conditions; and the North Carolina Department of Insurance extended its previously-granted approval through January 24, 2021. Oceanwide needs to receive clearance for currency conversion and transfer of funds from the State Administration of Foreign Exchange, and the NDRC needs to confirm the extension of the acceptance of filing with respect to the transaction, as its prior acceptance of filing has expired. All other required approvals and clearances have been secured.

Financial Performance

	Three months ended September 30
	2020		2019
Consolidated Net Income & Adjusted Operating Income (Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change

Net income available to Genworth’s common stockholders	$418	$0.82	$18	$0.04	NM	[5]
Adjusted operating income	$132	$0.26	$123	$0.24	7%
Weighted-average diluted shares	511.5		511.2

	As of September 30
	2020		2019
Book value per share		$29.19		$28.57
Book value per share, excluding accumulated other comprehensive income (loss)		$20.99		$21.38

Net investment gains, net of taxes and other adjustments, increased net income by $285 million in the quarter. The investment gains were driven by sales of U.S. Treasury bonds supporting the company’s LTC business as part of ongoing portfolio optimization and mark-to-market gains on limited partnerships. Net income in the third quarter of 2019 included $5 million from investment gains, net of taxes and other adjustments.

[5]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.

Net investment income was $827 million in the quarter, compared to $786 million in the prior quarter and $816 million in the prior year. Net investment income was higher than the prior quarter and prior year as a result of higher income from bond calls and prepayments, limited partnerships and a more favorable inflation impact on U.S. Government Treasury Inflation Protected Securities. The reported yield and the core yield4 for the quarter were 4.82 percent and 4.65 percent, respectively, compared to 4.65 percent and 4.59 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the quarter was approximately 25.6 percent. The effective tax rate was above 21 percent due to the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate under the 2017 Tax Cuts and Jobs Act, which continue to be tax effected at 35 percent as they are amortized into net investment income, as well as by the higher tax expense related to foreign operations.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss) (Amounts in millions)	Q3 20	Q2 20	Q3 19
U.S. Mortgage Insurance	$141	$(3)	$137
Australia Mortgage Insurance	7	1	12
U.S. Life Insurance	14	(5)	(1)
Runoff	19	24	10
Corporate and Other	(49)	(38)	(35)

Total Adjusted Operating Income (Loss)	$132	$(21)	$123

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the Australia MI business, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes that include the impact of foreign exchange are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q3 20	Q2 20	Q3 19
Adjusted operating income (loss)	$141	$(3)	$137
New insurance written
Primary[6]	$26,600	$28,400	$18,900
Loss ratio	18%	94%	11%

U.S. MI reported adjusted operating income of $141 million, compared with an adjusted operating loss of $3 million in the prior quarter and adjusted operating income of $137 million in the prior year. U.S. MI’s primary insurance in force increased 15 percent versus the prior year from strong NIW, partially offset by lower persistency. Primary NIW decreased six percent from the prior quarter due to lower estimated market share, which was partially offset by higher purchase originations and was up 41 percent versus the prior year primarily from higher mortgage refinancing originations and a larger private mortgage insurance market. Earned premiums in the quarter increased versus the prior quarter driven by insurance in force growth and higher average premium rates, partially offset by lower single premium policy cancellations. Current quarter earned premiums increased versus the prior year mainly from higher insurance in force and from increased single premium policy cancellations driven by lower persistency and elevated mortgage refinancing, partially offset by lower average premium rates and higher ceded premiums associated with reinsurance transactions.

U.S. MI’s current quarter results reflected losses of $45 million and a loss ratio of 18 percent, which were mainly driven by $61 million of losses from new delinquencies, partially offset by favorable IBNR development. This compares to losses of $228 million and a loss ratio of 94 percent in the prior quarter and losses of $23 million and a loss ratio of 11 percent in the prior year. The significant sequential decline in losses was driven by a 66 percent decrease in new primary delinquencies from 48,373 to 16,664, driven by materially lower servicer reported forbearances since the May 2020 peak. Approximately 75 percent of new primary delinquencies were reported in forbearance plans which may cure at an elevated rate. In addition, U.S. MI released $23 million of the $28 million increase of IBNR reserves established in the prior quarter as new delinquency trends improved. There was no material reserve factor update in the current quarter. Current quarter losses increased versus the prior year primarily driven by COVID-19 related new delinquencies in the current quarter.

[6]

In the third quarter of 2020, the company revised the product descriptions in its U.S. Mortgage Insurance segment to conform with industry convention and certain regulatory definitions, including classifications under the PMIERs. Prior year amounts have been reclassified to conform to the current year presentation where applicable.

Australia Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q3 20	Q2 20	Q3 19
Adjusted operating income	$7	$1	$12
New insurance written
Flow	$5,500	$4,400	$4,600
Bulk	$100	$100	$—
Loss ratio	37%	63%	36%

Australia MI reported adjusted operating income of $7 million, compared with $1 million in the prior quarter and $12 million in the prior year. Favorable sequential performance was driven by lower losses from fewer new delinquencies, higher reported cures and favorable aging of existing delinquencies, while performance versus the prior year continued to be impacted by lower earned premiums and lower net investment income. Australia MI flow NIW increased 14 percent sequentially and increased 17 percent versus the prior year from continued strong lender customer mortgage origination volume supported by ongoing low interest rates. As of the end of the current quarter, approximately 31,000 of Australia MI’s insured loans in force continued to be enrolled in a payment deferral or payment holiday program, down from over 48,000 at the end of the prior quarter. Under regulatory guidance, these loans, unless previously delinquent, are reported as current. To address the COVID-19 related timing impacts on delinquencies and account for the pressured economic conditions caused by the pandemic, the business strengthened its loss reserves, including IBNR reserves, by $24 million in the current quarter. The loss ratio in the quarter was 37 percent, down 26 points sequentially and up one point versus prior year.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q3 20	Q2 20	Q3 19
Long Term Care Insurance	$59	$48	$21
Life Insurance	(69)	(81)	(25)
Fixed Annuities	24	28	3

Total U.S. Life Insurance	$14	$(5)	$(1)

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $59 million, compared with $48 million in the prior quarter and $21 million in the prior year. Claim terminations in the current quarter were higher compared to the prior year and flat compared to the prior quarter. Although it is not the company’s current practice to track cause of death for LTC policyholders and claimants, current quarter and prior quarter LTC results were impacted by higher claim terminations, likely the result of the COVID-19 pandemic. LTC results also reflected higher net investment income from limited partnerships and U.S. Government Treasury Inflation Protected Securities compared to the prior quarter and prior year. IBNR claim reserves were strengthened by an additional $24 million in the current quarter because the company assumes that the lower LTC new claims incidence is temporary in nature, due to the COVID-19 pandemic, and claim incidence will likely be higher in future quarters. The IBNR reserve strengthening partially offset the continued favorable development on IBNR claims in the current quarter. Earnings continue to benefit from in force rate actions but were slightly lower than the prior quarter and the prior year, reflecting less favorable impacts from benefit reductions, partially offset by higher premiums.

The company has typically conducted a review of its LTC claims reserve assumptions in the third or fourth quarter of each year and will be completing its review in the fourth quarter. While the work is ongoing, current trends do not indicate a need to strengthen the LTC claims reserve as assumptions appear to be holding up in the aggregate. The company will also complete loss recognition and cash flow testing for all of its U.S. life insurance products in the fourth quarter.

Life Insurance

Life insurance reported an adjusted operating loss of $69 million, compared with $81 million in the prior quarter and $25 million in the prior year. Results reflected higher amortization of deferred acquisition costs (DAC) compared to the prior quarter and prior year, primarily associated with higher lapses from the large 20-year level-premium term life insurance block entering its post-level premium period. Results also reflected reserve increases during the premium grace period in the 10-year term universal life insurance block associated with policies entering the post-level premium period that were higher than the prior year but lower than the prior quarter. Life mortality was higher compared to the prior quarter and prior year, attributable in part to the COVID-19 pandemic. Prior year results included an unfavorable after-tax adjustment of $10 million for higher ceded reinsurance rates.

Fixed Annuities

Fixed annuities reported adjusted operating income of $24 million, compared with $28 million in the prior quarter and $3 million in the prior year. Results versus the prior quarter and prior year reflected lower net spreads and higher mortality in the single premium immediate annuity product. Results in the prior year included unfavorable after-tax charges of $13 million from loss recognition testing on the single premium immediate annuity block from low interest rates.

Runoff

Runoff reported adjusted operating income of $19 million, compared with $24 million in the prior quarter and $10 million in the prior year. Results in the current quarter reflected impacts in the company’s variable annuity products from equity market performance which was less favorable than the prior quarter but more favorable than the prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $49 million, compared with $38 million in the prior quarter and $35 million in the prior year. Current quarter results reflected higher unfavorable tax timing adjustments compared to the prior quarter, while prior year results included favorable tax timing adjustments. Additionally, results in the current quarter reflected lower interest expense compared to the prior year from the early redemption of Genworth Holdings, Inc.’s June 2020 senior notes in January 2020.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q3 20	Q2 20	Q3 19
U.S. MI
Consolidated Risk-To-Capital Ratio[7]	12.1:1	12.0:1	11.9:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[7]	12.3:1	12.2:1	12.1:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio7,[8]	132%	143%	129%
Australia MI
Prescribed Capital Amount (PCA) Ratio[7]	179%	177%	198%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[7]	240%	222%	199%
Holding Company Cash and Liquid Assets[9],[10]	$814	$554	$366

Key Points

•

U.S. MI’s PMIERs[11] sufficiency ratio is estimated to be 132 percent, $1,074 million above published PMIERs requirements, which does not take into consideration the impact of restrictions recently imposed by the GSEs[12]. The PMIERs sufficiency ratio was down 11 points, or approximately $200 million, sequentially, driven in part by elevated NIW, partially offset by elevated lapse from prevailing low interest rates in the current quarter. Additionally, elevated lapses drove an acceleration of the amortization on existing reinsurance transactions, which caused a reduction in PMIERs capital credit in the current quarter;

[7]	Company estimate for the third quarter of 2020 due to timing of the preparation and filing of statutory statements.
[8]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. As of September 30, 2020, June 30, 2020, and September 30, 2019, the PMIERs sufficiency ratios were $1,074 million, $1,275 million and $861 million, respectively, of available assets above the published PMIERs requirements.

[9]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[10]

Genworth Holdings, Inc. had $814 million, $504 million and $297 million of cash, cash equivalents and restricted cash as of September 30, 2020, June 30, 2020 and September 30, 2019, respectively, which included $74 million, $10 million and $7 million of restricted cash and cash equivalents, respectively. Genworth Holdings, Inc. also held $50 million and $69 million in U.S. government securities as of June 30, 2020 and September 30, 2019, respectively, which included $49 million and $59 million, respectively, of restricted assets.

[11]	Private Mortgage Insurer Eligibility Requirements.
[12]

The GSEs have imposed certain capital restrictions on the U.S. MI business which remain in effect until certain conditions are met. These restrictions currently require Genworth Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 115 percent of PMIERs minimum required assets among other restrictions.

•

Both the current quarter and prior quarter PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $1,217 million at the end of the quarter, compared to $1,057 million at the end of the second quarter;

•

On October 22, 2020, U.S. MI completed an insurance linked note transaction, which will add $350 million of additional PMIERs capital credit in the fourth quarter of 2020. Had the recently completed transaction occurred in the third quarter of 2020, U.S. MI’s current quarter PMIERs sufficiency would have been $1,424 million or 147 percent above the published PMIERs requirements;

•	Australia MI’s PCA ratio is estimated to be 179 percent, above the company’s target operating range of 132 to 144 percent. The PCA ratio was up two points sequentially;

•

Subsequent to the third quarter of 2020, Australia MI redeemed the remainder of its AUD$48 million of Tier 2 debt due July 2025 and has AUD$190 million in Tier 2 subordinated notes remaining due July 2030;

•

U.S. life insurance companies’ consolidated statutory risk-based capital is estimated to be 240 percent, which is up from the prior quarter primarily from strong statutory income in the quarter driven by LTC results and favorable equity market impacts on variable annuities; and

•

The holding company ended the quarter with $814 million of cash and liquid assets, including $74 million that is restricted, which is above the company’s target. During the third quarter, the holding company received a $436 million dividend from U.S. MI from the GMHI debt offering of $750 million. Additionally, the holding company repurchased $18 million of its 2021 bonds.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiary, Genworth Mortgage Insurance Australia Limited, separately releases financial and other information about its operations. This information can be found at http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the third quarter 2020 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:00 a.m. on November 5, 2020. Investors are encouraged to review these materials.

Genworth will conduct a conference call on November 5, 2020 at 8:00 a.m. (ET) to discuss business results and provide an update on strategic objectives, including the pending transaction with Oceanwide. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s November 5th conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 6024871. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 6024871 through November 20, 2020. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate for the company’s domestic segments and a 30 percent tax rate for its Australia Mortgage Insurance segment and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In the second quarter of 2020, the company recorded a goodwill impairment of $3 million, net of the portion attributable to noncontrolling interests, in its Australia mortgage insurance business.

During the second quarter of 2020, the company repurchased $52 million principal amount of Genworth Holdings, Inc.’s senior notes with 2021 maturity dates for a pre-tax gain of $3 million. This transaction was excluded from adjusted operating income (loss) as it related to gains on the early extinguishment of debt.

The company recorded a pre-tax expense of $1 million in the second quarter of 2020 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three months ended September 30, 2020 and 2019, as well as for the three months ended June 30, 2020, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its international businesses at their local jurisdictional tax rates and its domestic businesses at the U.S. corporate federal income tax rate of 21 percent. The company’s segment tax methodology applies the respective jurisdictional or domestic tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign withholding taxes and permanent differences between U.S. GAAP and local tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance businesses is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. Risk in force in the Australia mortgage insurance business is computed using an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s mortgage insurance business in Australia. The company also has certain risk share arrangements in Australia where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the closing of the transaction with China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, Oceanwide), Oceanwide’s funding plans and transactions the company might pursue to address its near-term liabilities and financial obligations, which may include raising capital through its mortgage insurance subsidiaries and/or transactions to sell a percentage of its ownership interests in its mortgage insurance businesses, as well as statements the company makes regarding the potential impacts of the COVID-19 pandemic. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

risks related to the proposed transaction with Oceanwide including: the risk that Oceanwide will be unable to raise funding and the company’s inability to complete the Oceanwide transaction on the agreed terms, in a timely manner or at all, which may adversely affect the company’s business and the price of its common stock; the risk that the company will be unable to address its near-term liabilities and financial obligations, including the risks that it will be unable to raise additional capital and/or sell a percentage of its ownership interest in its U.S. mortgage insurance business to repay the promissory note to AXA S.A. (AXA) and repay and/or refinance its debt maturing in 2021 or beyond; the parties’ inability to obtain regulatory approvals, clearances or extensions, or the possibility that such regulatory approvals or clearances may further delay the Oceanwide transaction or may not be received prior to November 30, 2020 (and either or both of the parties may not be willing to further waive their end date termination rights beyond November 30, 2020) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals, clearances or extensions (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable) or that with continuing delays, circumstances may arise that make one or more previously obtained regulatory approvals or clearances no longer valid, one or both parties unwilling to proceed with the Oceanwide transaction or unable to comply with the conditions to existing regulatory approvals, or one or both of the parties may be unwilling to accept any new condition under a regulatory approval; the risk that the parties will not be able to obtain other regulatory approvals, clearances or extensions, including in connection with a potential alternative funding structure or the current geo-political environment, or that one or more regulators may rescind or fail to extend existing approvals, or that the revocation by one regulator of approvals will lead to the revocation of approvals by other regulators; the parties’ inability to obtain any necessary regulatory approvals, clearances or extensions for the post-closing capital plan; the risk that a condition to the closing of the Oceanwide transaction may not be satisfied or that a condition to closing that is currently satisfied may not remain satisfied due to the delay in closing the Oceanwide transaction or that the parties will be unable to agree upon a closing date following receipt of all regulatory approvals and clearances; the risk regarding the ongoing availability of any required financing; the risk that existing and potential legal proceedings may be instituted against the company in connection with the Oceanwide transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed Oceanwide transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; potential adverse reactions or changes to the company’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the announcement of the Oceanwide transaction or during the pendency of the transaction, including but not limited to such changes that could affect the company’s financial performance; certain restrictions during the pendency of the Oceanwide transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the Oceanwide transaction; further rating agency actions and downgrades in the company’s credit or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the Oceanwide transaction; the amount of the costs, fees, expenses and other charges related to the Oceanwide transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; and the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected;

•

strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to stabilizing its U.S. life insurance businesses, debt and other obligations, cost savings, ratings and capital); the risk that the impacts of or uncertainty created by the COVID-19 pandemic delay or hinder alternative transactions or otherwise make alternative plans less attractive; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; and the company’s ability to raise the capital needed in its mortgage insurance businesses in a timely manner and on anticipated terms, including through business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews it expects to complete and carry out in the fourth quarter of 2020); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews in the fourth quarter of 2020, including risks that additional information obtained in finalizing its claim reserves and margin reviews in the fourth quarter of 2020 or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of the COVID-19 pandemic; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews it expects to complete and carry out in the fourth quarter of 2020); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of its reviews of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity and equity securities;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of prolonged unemployment, a sustained low interest rate environment and other displacements caused by the COVID-19 pandemic; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its mortgage insurance subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries, heightened regulatory restrictions resulting from the COVID-19 pandemic, and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in force rate action increases (including increased premiums and associated benefit reductions) in the company’s long term care insurance business, including as a result of the COVID-19 pandemic; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s Australian mortgage insurance business; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs), including as a result of the interim conditions and applicable requirements imposed by the GSEs on the company’s U.S. mortgage insurance subsidiary and/or after the benefit of the 0.30 multiplier applied to non-performing loans expires under the PMIERs temporary amendments; risks on the company’s U.S. mortgage insurance subsidiary’s ability to pay its holding company dividends as a result of the GSEs’ amendments to PMIERs in response to COVID-19; the impact on capital levels of increased delinquencies caused by the COVID-19 pandemic; inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; additional restrictions placed on the company’s U.S. mortgage insurance business by government and government-owned and government-sponsored enterprises (GSEs) in connection with a new debt financing and/or sale of a percentage of its ownership interests therein; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in tax laws; and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing, either by raising capital through a debt/equity financing and/or selling a percentage of the company’s ownership interests in its mortgage insurance businesses, or under a secured term loan or credit facility); the impact on holding company liquidity caused by the inability to receive dividends or other returns of capital from the company’s mortgage insurance businesses as a result of the COVID-19 pandemic; the impact of increased leverage as a result of the AXA settlement and related restrictions; continued availability of capital and financing; future adverse rating agency actions against the company or its U.S. mortgage insurance subsidiary, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; the impact on processes caused by shelter-in-place or other governmental restrictions imposed as a result of the COVID-19 pandemic; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from GSEs offering mortgage insurance; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in force long term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of the COVID-19 pandemic, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: impairments of or valuation allowances against the company’s deferred tax assets and the occurrence of natural or man-made disasters or a pandemic, such as the COVID-19 pandemic, could materially adversely affect its financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended September 30,		Three months ended June 30, 2020
	2020	2019
Revenues:
Premiums	$1,034	$1,015	$1,019
Net investment income	827	816	786
Net investment gains (losses)	375	(2)	159
Policy fees and other income	184	191	174

Total revenues	2,420	2,020	2,138

Benefits and expenses:
Benefits and other changes in policy reserves	1,299	1,284	1,486
Interest credited	137	146	139
Acquisition and operating expenses, net of deferrals	249	247	223
Amortization of deferred acquisition costs and intangibles	101	112	93
Goodwill impairment	—	—	5
Interest expense	49	59	44

Total benefits and expenses	1,835	1,848	1,990

Income from continuing operations before income taxes	585	172	148
Provision for income taxes	150	34	46

Income from continuing operations	435	138	102
Income (loss) from discontinued operations, net of taxes	1	(80)	(520)

Net income (loss)	436	58	(418)
Less: net income from continuing operations attributable to noncontrolling interests	18	10	23
Less: net income from discontinued operations attributable to noncontrolling interests	—	30	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$418	$18	$(441)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$417	$128	$79
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	1	(110)	(520)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$418	$18	$(441)

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.83	$0.25	$0.16

Diluted	$0.82	$0.25	$0.15

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.83	$0.04	$(0.87)

Diluted	$0.82	$0.04	$(0.86)

Weighted-average common shares outstanding:
Basic	505.6	503.5	505.4

Diluted	511.5	511.2	512.5

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended September 30,		Three months ended June 30, 2020
	2020	2019
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$418	$18	$(441)
Add: net income from continuing operations attributable to noncontrolling interests	18	10	23
Add: net income from discontinued operations attributable to noncontrolling interests	—	30	—

Net income (loss)	436	58	(418)
Less: income (loss) from discontinued operations, net of taxes	1	(80)	(520)

Income from continuing operations	435	138	102
Less: net income from continuing operations attributable to noncontrolling interests	18	10	23

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	417	128	79
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	(362)	(5)	(131)
Goodwill impairment, net[14]	—	—	3
(Gains) losses on early extinguishment of debt	—	—	(3)
Expenses related to restructuring	—	—	1
Taxes on adjustments	77	—	30

Adjusted operating income (loss)	$132	$123	$(21)

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$141	$137	$(3)
Australia Mortgage Insurance segment	7	12	1
U.S. Life Insurance segment:
Long Term Care Insurance	59	21	48
Life Insurance	(69)	(25)	(81)
Fixed Annuities	24	3	28

Total U.S. Life Insurance segment	14	(1)	(5)

Runoff segment	19	10	24
Corporate and Other	(49)	(35)	(38)

Adjusted operating income (loss)	$132	$123	$(21)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.83	$0.04	$(0.87)

Diluted	$0.82	$0.04	$(0.86)

Adjusted operating income (loss) per share:
Basic	$0.26	$0.25	$(0.04)

Diluted	$0.26	$0.24	$(0.04)

Weighted-average common shares outstanding:
Basic	505.6	503.5	505.4

Diluted	511.5	511.2	512.5

[13]

For the three months ended September 30, 2020, September 30, 2019 and June 30, 2020, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $1 million, $(3) million and $(4) million, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $12 million, $(4) million and $32 million, respectively.

[14]

For the three months ended June 30, 2020, goodwill impairment was adjusted by $2 million related to the company’s mortgage insurance business in Australia for the portion attributable to noncontrolling interests.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$79,910	$75,226
Deferred acquisition costs	1,623	1,836
Intangible assets and goodwill	209	201
Reinsurance recoverable, net	16,788	17,103
Deferred tax and other assets	695	868
Separate account assets	5,700	6,108

Total assets	$104,925	$101,342

Liabilities and equity
Liabilities:
Future policy benefits	$41,995	$40,384
Policyholder account balances	22,731	22,217
Liability for policy and contract claims	11,373	10,958
Unearned premiums	1,846	1,893
Other liabilities	1,913	1,386
Non-recourse funding obligations	—	311
Long-term borrowings	3,570	3,277
Separate account liabilities	5,700	6,108
Liabilities related to discontinued operations	565	176

Total liabilities	89,693	86,710

Equity:
Common stock	1	1
Additional paid-in capital	11,997	11,990
Accumulated other comprehensive income (loss)	4,141	3,433
Retained earnings	1,317	1,461
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,756	14,185
Noncontrolling interests	476	447

Total equity	15,232	14,632

Total liabilities and equity	$104,925	$101,342

Impact of Foreign Exchange on Adjusted Operating Income and Flow New Insurance Written15

Three months ended September 30, 2020

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[16]
Australia MI:
Adjusted operating income	(42)%	(42)%
Flow new insurance written	20%	17%
Flow new insurance written (3Q20 vs. 2Q20)	25%	14%

[15]	All percentages are comparing the third quarter of 2020 to the third quarter of 2019 unless otherwise stated.
[16]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

	Three months ended
(Assets - amounts in billions)	September 30, 2020	June 30, 2020
Reported Total Invested Assets and Cash	$79.3	$77.9
Subtract:
Securities lending	0.1	0.1
Unrealized gains (losses)	10.0	9.7

Adjusted End of Period Invested Assets and Cash	$69.2	$68.1

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$68.7	$67.6

(Income - amounts in millions)
Reported Net Investment Income	$827	$786
Subtract:
Bond calls and commercial mortgage loan prepayments	23	8
Other non-core items[17]	6	2

Core Net Investment Income	$798	$776

Reported Yield	4.82%	4.65%

Core Yield	4.65%	4.59%

[17]	Includes cost basis adjustments on structured securities and various other immaterial items.